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                                                                    EXHIBIT 3.11


                           CERTIFICATE OF DESIGNATION
                 OF PREFERENCES OF SERIES B-1 PREFERRED STOCK OF
                          SOMATIX THERAPY CORPORATION,
                             A DELAWARE CORPORATION

            The undersigned David W. Carter and J. Stephan Dolezalek hereby certify that:

            (i) They are the duly elected and acting President and Chief Executive Officer and Assistant, respectively, of Somatix Therapy Corporation, a Delaware corporation (the "Corporation").

            (ii) Pursuant to the authority conferred upon the Board of Directors of the Corporation by paragraph (B) of Article IV of the Corporation's Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of the Corporation on September 23, 1996 adopted the following resolutions creating a series of preferred stock designated as Series B-1 Preferred Stock;

            WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

            WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

            WHEREAS, the Board of Directors of the Corporation, in that certain Certificate of Designation of Preferences dated June 23, 1995 and filed with the Secretary of State of the State of Delaware on June 27, 1995 (the "Series A Certificate"), designated and fixed the powers, rights, preferences qualifications, limitations and restrictions relating to those series of Preferred Stock known as Series A-1 Preferred Stock (the "Series A-1 Preferred Stock") and Series A-2 Preferred Stock (the "Series A-2 Preferred Stock") (the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall be jointly referred to herein as the "Series A Preferred Stock");

            WHEREAS, the Corporation intends to enter into that certain Subscription Agreement (the "Subscription Agreement") pursuant to which it would, among other things, issue shares of Preferred Stock to a certain investor (the "Investor");

            WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications,



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limitations and restrictions relating to the Series B-1 Preferred Stock and the number of shares constituting, and the designation of, each such series.

            NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, the Series B-1 Preferred Stock is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such Series B-1 Preferred Stock as follows:

            1. Designation. The series of preferred stock of the Corporation shall be designated as "Series B-1 Preferred Stock."

            2. Authorized Number. The number of shares constituting the Series B-1 Preferred Stock shall be thirty-three thousand three hundred thirty-three (33,333) shares. The rights, preferences, restrictions and other matters relating to the Series B-1 Preferred Stock set forth below are subject to the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock but shall be senior in all respects to all other series of Preferred Stock that may be issued by the Corporation from time to time; provided, however, that any series or subseries of Preferred Stock issued to the Investor shall have the same rights, preferences, restrictions and other matters as the Series B-1 Preferred Stock; provided further that in the event the Corporation obtains stockholder approval of the sale of any additional series or subseries of Preferred Stock to the Investor pursuant to the put rights set forth in the Subscription Agreement, the provisions of Section 6(B)(ii) hereof shall not apply to such additional series or subseries. The Board of Directors is also authorized to decrease the number of shares of any series of preferred stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            3. Dividend Rights. Subject to the prior dividend rights of holders of Series A Preferred Stock as set forth in the Series A Certificate, the holders of the Series B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Subject to the prior dividend rights of holders of Series A Preferred Stock, the Board of Directors shall not pay any dividend to the holders of the Common Stock unless and until it has paid an equivalent dividend, on a pro rata per share basis, to the holders of the Series B-1 Preferred Stock.

            4. Liquidation Preference.

                  (A) In the event of any liquidation, dissolution, change of control or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of

                                       2.

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any of the assets or surplus funds of the Corporation to the holders of the
Series B-1 Preferred Stock or the Common Stock by reason of their ownership thereof, the amount of $25.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (B) After payment to the holders of Series A Preferred Stock of the amounts set forth in 4(A) above, the holders of the Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of One Hundred Fifty Dollars ($150.00) (the "Original Issue Price") per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such share for each share of Series B-1 Preferred Stock then held by such holder. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (C) After payment to the holders of the Series A Preferred Stock and the Series B-1 Preferred Stock of the amounts set forth in Sections 4(A) and 4(B), respectively, above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

                  (D) For purposes of this Section 4, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation or (iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock and Series B-1 Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in Section 4(E) below) the amount as specified in Sections 4(A) and 4(B), respectively, above.

                                       3.


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                  (E) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

                        (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                                (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three
         (3) days prior to the closing; and

                                (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                        (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or
         (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                        (iii) In the event of any bona-fide dispute between the Corporation and one or more holders of the Series A Preferred Stock or Series B-1 Preferred Stock as to any fair market value determination under clauses (i)(C) or (ii) above, such dispute shall be resolved through binding arbitration under the rules of the American Arbitration Association, with the arbitration panel consisting of persons familiar with the valuation of public and private entities and such panel being advised, as to such valuation issues, by an investment bank of nationally recognized standing, the costs thereof to be borne by the non-prevailing party.

            5. Redemption. The Series B-1 Preferred Stock is not redeemable.

            6. Conversion. The holders of Series B-1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (A) Right to Convert. On and after November 9, 1996, each such share shall be convertible upon delivery of such shares in accordance with
Section 6(C) below on any business day (each a "Conversion Date") at the option of the holder into that number of shares of Common Stock equal to the quotient obtained by dividing (i) the Original Issue Price multiplied by the number of such shares to be converted at such time,

                                       4.


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by (ii) 101% of the average of the daily volume-weighted average price (the
"Conversion Price") of the Common Stock reported by The Nasdaq Stock Market ("Nasdaq") for the forty (40) trading day period (the "Pricing Period") ending two (2) trading days prior to the Conversion Date; provided, however, that the Conversion Price shall in no event exceed 115% of the daily volume-weighted average closing price of the Common Stock as reported by Nasdaq for the first five (5) days of such Pricing Period; provided further, that the minimum number of shares which may be converted at any one time shall be such number of shares of Series B-1 Preferred Stock as shall be convertible in accordance with the formula set forth above into seventy-five thousand (75,000) shares of Common Stock or such lesser number of shares as shall be then outstanding; and provided further, that in the event there is any split, combination, reclassification of or dividend on the Common Stock (an "Event") during the Pricing Period, all pre-Event prices during the Pricing Period shall be adjusted, and calculated, on a post-Event basis.

                  (B) Automatic Conversion. Each share of Series B-1 Preferred Stock shall automatically be converted into Common Stock on the earlier of (i) September 25, 1999, in which event each share of Series B-1 Preferred Stock shall automatically be converted into Common Stock in accordance with the formula set forth in Section 6(A) above using September 25, 1999 as the Conversion Date, or (ii) at such time as the daily volume-weighted average price of the Common Stock as reported by Nasdaq for any consecutive sixty (60) day trading period commencing after March 25, 1997 (the "Premium Period") is greater than 130% of the closing price of the Common Stock as reported by Nasdaq on September 24, 1996, in which event each share of Series B-1 Preferred Stock shall be converted into Common Stock in accordance with the formula set forth in
Section 6(A) above using the sixtieth (60th) trading day of the Premium Period as the Conversion Date; provided, however, that the Conversion Price under
Section 6(B)(ii) shall in no event exceed 130% of the closing price of the Common Stock as reported by Nasdaq on September 24, 1996; and provided further that, in the event the Corporation obtains stockholder approval of the sale of any additional series or subseries of Preferred Stock to the Investor pursuant to the put rights set forth in the Subscription Agreement, this Section 6(B)(ii) shall be null and void and of no further force or effect.

                  (C) Mechanics of Conversion. Before any holder of Series B-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice by mail, postage prepaid, or by facsimile, confirmed by mail, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Conversion Date shall be the date of such surrender of the Series B-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. This Corporation or the transfer agent, if any, for such shares shall, within two (2) business days of the Conversion Date, issue and deliver at such office to such holder of the Series B-

                                       5.



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1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. for purposes of this Section 6, the term "business day" shall mean any day on which banking institutions in the City and State of New York are open for business.

                  (D) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a merger or other reorganization referred to in Section 4(D) above), the number of shares of such other class or classes of stock into which the Series B-1 Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B-1 Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B-1 Preferred Stock immediately before that change.

                  (E) No Impairment. This Corporation will not, by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B-1 Preferred Stock against impairment.

                  (F) No Fractional Shares and Certificate as to Adjustments.

                        (i) No fractional shares shall be issued upon conversion of the Series B-1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                        (ii) Upon the occurrence of any adjustment or readjustment of the number of shares of Common Stock into which the Series B-1 Preferred Stock can be converted pursuant to Section 6(D) above, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                                       6.



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                  (G) Notices of Record Date. In the event of any taking by this
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series B-1 Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (H) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B-1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series B-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B-1 Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (I) Notices. Any notice required by the provisions of this
Section 6 to be given to the holders of Series B-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at his address appearing on the books of this Corporation.

            7. Voting Rights. Subject to the rights of the holders of the Series A Preferred Stock as set forth in the Series A Certificate, each holder of shares of Series B-1 Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B-1 Preferred Stock could be converted as of the record date for any action and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein, in the Series A Certificate or as required by law, voting together with the Series A Preferred Stock and Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

            8. Status of Converted or Redeemed Stock. In the event any Series B-1 Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be promptly canceled after the conversion thereof. All such shares shall upon their

                                       7.



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cancellation become authorized but unissued shares of Preferred Stock and may be reissued only as part of a new series or subseries of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                     *                *                 *

            RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Preferences in accordance with Delaware law.

                                       8.



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            IN WITNESS WHEREOF, the undersigned have executed this certificate on September 23, 1996.



                                       /s/ DAVID W. CARTER
                                      -------------------------------------
                                      David W. Carter
                                      President and Chief Executive Officer



                                      /s/ J. STEPHAN DOLEZALEK
                                      -------------------------------------
                                      J. Stephan Dolezalek
                                      Assistant Secretary



            The undersigned certify under penalty of perjury that they have read the foregoing Certificate of Designation of Preferences and know the contents thereof, and that the statements therein are true.

            Executed at Alameda, California, on September 23, 1996.



                                      /s/ DAVID W. CARTER
                                      -------------------------------------
                                      David W. Carter
                                      President and Chief Executive Officer



                                      /s/ J. STEPHAN DOLEZALEK
                                      -------------------------------------
                                      J. Stephan Dolezalek
                                      Assistant Secretary


                                       9.